                                                                 EXHIBIT 10.12




                                                                           SYNON
                                                                     CORPORATION
March 27, 1991


Paul K. Wilde
3418 E. Encanto Street
Mesa, AZ 85213

Dear Mr. Wilde:

         This letter will confirm your terms of employment with Synon Corporation ("Synon"), a Delaware corporation, as follows:

         1. You will serve in the position of Vice President and Chief Financial Officer of Synon, reporting to the Chief Executive Officer, and assuming and discharging such responsibilities as are commensurate with such office and position. It is anticipated that the effective date of your employment will be on or about April 15, 1991.

         2. In consideration of your services, you will be paid a salary of $12,500 per month (annualized rate of $150,000), payable semi- monthly in accordance with Synon's standard payroll practices. As with other officers of Synon, this base compensation will be reviewed annually by the Board of Directors.

         3. In addition to your base compensation, the Board of Directors shall adopt an executive bonus program under which you shall be entitled to receive an annual bonus of $50,000, based upon the satisfaction of certain performance goals. It is contemplated that these performance objectives will be determined by the Board of Directors in consultation with you, and will concern such matters as pre-tax profitability or return on shareholders' equity of Synon. This bonus shall be $31,250 for the year ending December 31, 1991.

         4. You intend to sell your residence located in Arizona. Synon will make you a loan of up to $200,000, at such time as you request during your employment, for the purpose of assisting your purchase of a new home near your place of employment with Synon. The loan will have a term of five years and will be interest-free. However, the loan may be prepaid at any time without penalty. The loan shall be forgiven over five years at a rate of $40,000 per year from your start date. You will be responsible for all taxes owed as a result of the forgiveness of the loan and any imputed interest thereon. The balance of this loan will be due upon any voluntary termination; upon Constructive Termination (defined herein) the balance of this loan shall be payable and due within 12 months of such termination.

         When you relocate your residency to the San Francisco area, Synon will reimburse you for all reasonable moving expenses, not to exceed $50,000. Synon will be responsible for all taxes owed as a result of this reimbursement.

         5. You will be entitled to receive Synon's fringe benefits made available to other employees and officers to the full extent of your eligibility therefor. Business expenses incurred by you will be reimbursed according to Synon's expense reimbursement policy.

         6. In the event that your employment with Synon is (i) involuntarily terminated during the first 36 months after commencement of employment, or (ii) involuntarily terminated or Constructively Terminated within six (6) months following a Change in Control (as defined herein), you shall be entitled to a severance payment of $150,000, payable in 12 equal monthly installments, plus group health, disability, life and other insurance coverage for one year (or comparable compensation therefor).

         7. Upon your acceptance of employment, you will be granted an option to purchase 150,000 shares of Synon Common Stock under Synon's Employee Stock Option Plan subject to approval of the Board of Directors. (It being understood that the number of shares has been calculated based upon the Company's anticipated capitalization following the Series D Preferred financing.) Under the plan, the option price shall be equal to the fair market value of the Common Stock on the date of grant (as determined by the Board of Directors) and shall have a term of ten years. The Option Agreement will provide that you shall have the right to exercise the option over a period of five years, vesting at 20% on each anniversary of the effective date of your employment.

         In addition, in the event your employment is involuntarily terminated or Constructively Terminated within six (6) months after a Change of Control (as defined herein); the option shall become immediately exercisable for the full number of shares subject thereto.

         8. For purposes of the foregoing, a "Change of Control of Synon" shall be deemed to have occurred if (i) Synon sells or otherwise disposes of all or substantially all of its assets; (ii) there is a merger or consolidation of Synon with any other corporation or corporations, provided that the shareholders of Synon, as a group, do not hold, immediately after such event, at least 50% of the voting power of the surviving or successor corporation; (iii) any person or entity, including any "person" as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), becomes the "beneficial owner" (as defined in the Exchange Act), of Common Stock of Synon representing 50% or more of the combined voting power of the voting securities of Synon (exclusive of persons who are now officers or directors of Synon).

         9. For purposes of the foregoing, your employment with Synon shall be deemed to have been "Constructively Terminated" if there shall occur
(i) a material reduction in salary or benefit (taken as a whole), (ii) a material change in responsibility, or (iii) a requirement to relocate, except for office relocations that would not increase your one-way commute distance by more than fifty (50) miles.

         10. This agreement shall be governed by the laws of the State of California.

         Please execute the enclosed copy of this letter, whereupon it shall become a binding agreement. Synon and you shall undertake to promptly prepare and execute all of the documents and agreements as are reasonably necessary to carry out the intentions expressed herein, including the standard Synon employment agreement. This agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, personal representatives, successors and assigns, if any.

                                        Very truly yours,

                                        SYNON CORPORATION


                                        /s/ Christopher Herron
                                        ------------------------------
                                            Christopher Herron
                                            President & CEO


Accepted as of the date
written above.


/s/ Paul K. Wilde
------------------------------
Paul K. Wilde

                                                                           SYNON
                                                                     CORPORATION


March 29, 1991


Paul K. Wilde
3418 E. Encanto Street
Mesa, AZ 85213

Dear Paul:

         I am pleased to offer you employment with Synon Corporation. Your initial position will be Chief Financial officer in our Larkspur office.

         Your base compensation will be at the rate of $12,500.00 per month, payable semi-monthly. You will accrue vacation at the rate of 1.5 days per calendar month employed. You will receive the fringe benefits in effect from time to time for all full time Synon employees. The fringe benefits now in effect are described on the attached pages. Synon may change these benefits from time to time, each change to be effective when notice of the change is given to you.

         By accepting employment with Synon and signing and returning to Synon a copy of this letter, you represent that you are not subject to any restrictions or agreements, including agreements with former employers, which might prohibit your employment by Synon or limit your activities on behalf of Synon. You also agree to hold Synon harmless from liabilities, cost and expenses which may result from any such restriction or agreement.

         In addition you agree to the following terms and conditions of employment.

         a. Your employment will be at-will and may be terminated at any time for any reason, with or without cause and with or without notice. You may not rely on any practice, conduct or verbal representation to the contrary.

         b. While employed by Synon, you will be loyal to Synon. You will not work for or assist, directly or indirectly, any competitor of Synon.

         c. You will keep confidential, during and after your employment, Synon's confidential information, including its customer files, financial information, marketing plans, technical information related to its products, and other such information as Synon treats as confidential. You will not disclose Synon's confidential information or use it except in connection with your employment with Synon.

         d. You will not accept employment with, or perform any services for, a licensee of Synon's products within 3 months after termination of employment with Synon.

         e. You agree that breach of your promises in this letter would irreparably damage Synon, and you agree that injunctive relief would be an appropriate remedy in the event of breach or threatened breach of these promises.

         f. This letter will be binding on and inure to the benefit of Synon and its successors, including any successors by merger. Synon may assign its rights under this letter to any entity which acquires all or substantially all of the assets of Synon.

         Please indicate your acceptance of this offer and your agreement to the terms contained in this letter by signing and returning a copy of this letter.

         I look forward to a successful and enjoyable association.

Sincerely yours,

Synon, Inc.


/s/  Christopher Herron
------------------------------
Christopher Herron
President


Acceptance and Agreement

I accept the offer of employment and agree to the terms and conditions of employment stated in the preceding letter,

Name  /s/ Paul K. Wilde
     -------------------------
Date 4/1/91
     -------------------------

December 10, 1992



Paul Wilde
19 Royal Oaks Court
Alamo, CA 94507



Dear Paul:

         Reference is made to that certain employment offer letter agreement dated as of March 27, 1991 between Synon, Inc. (the "Company") and you (the "Employment Letter"). The parties, desiring to amend the Employment Letter, hereby agree to add the following:

         During the course of your employment, you may create, develop or improve processes, designs, techniques, original works of authorship, concepts, trade secrets or other intellectual property, including without limitation, computer software such as application development and other software products, application software, templates and data models (together "Inventions"). You acknowledge that any Inventions you develop or have developed in connection with your employment by the Company are works for hire and are owned by the Company or clients of the Company, and you agree not to assert any individual ownership rights with respect to those Inventions. Upon request by the Company and at the Company's consent, you will sign such further agreements and assignments as may be necessary to transfer to the Company or clients of the Company any rights you may have in those Inventions and to register those rights in the name of the Company or client of the Company, and you appoint the Company as your attorney-in-fact to sign those documents on your behalf. Your obligations under this paragraph do not apply to any Invention for which no equipment, supplies, facility or trade secret of the Company or a client of the Company was used and which was developed entirely on your own time, unless (a) the Invention relates (i) to the business of the Company or (ii) to the Company's actual or demonstratable anticipated research or development or (b) the Invention results from any work performed by you for the Company.

         Attached hereto, as Exhibit A, is a list describing all inventions, original works of authorship, developments, improvements, and trade secrets (collectively "Prior Inventions"), that belong to you, that relate to the Company's business, products or research and development, and that are not assigned to the Company hereunder; or, if no such list is attached, you represent that there are no such Prior Inventions. If in the course of your employment with the Company, you incorporate into a Company product, process or machine a Prior Invention owned by you or in which you have an interest, the Company is hereby granted and will have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license, with the right to grant sublicenses, to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or machine.

Agreed and Accepted:
Synon, Inc.



By: /s/ Richard Goldberg                By: /s/ Paul Wilde
    --------------------------          ------------------------------
        Richard Goldberg                        Paul Wilde

Date: 12/9/92                           Date: 12/9/92
      ------------------------                ------------------------

                                January 14, 1993


Paul K. Wilde
19 Royal Oaks Court
Alamo, CA 94507

         RE:  AMENDMENT TO EMPLOYMENT LETTER

Dear Mr. Wilde:

         This letter is to amend the terms of your employment with Synon Corporation ("Synon") as set forth in your employment letter dated March 27, 1991 (the "Employment Letter"). This amendment shall conform the terms of the Employment Letter to the agreement between Synon and you and to the terms of the Promissory Note and Security Agreement, each dated September 24, 1992, between Synon and you. The Employment Letter shall be amended as follows:

         1. The first paragraph of Section 4 is amended to read in its entirety as follows (changes underlined):

                 "You intend to sell your residence located in Arizona. Synon will make you a loan of $200,000, at such time as you request during your employment, for the purpose of assisting your purchase of a new home near your place of employment with Synon. The loan will have a term of five years and will bear interest at 8% per annum, payable at least annually, subject to your continuing status as an employee or consultant of the Company. $3,333.33 of indebtedness (1/60 of the principal) shall be forgiven at the end of each one-month period following April 15, 1991 (your employment start date) resulting in total forgiveness of the loan at the end of five
                 (5) years from your employment start date. You will be responsible for all taxes owed as a result of the forgiveness of the loan and any imputed interest thereon. The balance of this loan will be due upon any voluntary termination; if you are involuntarily terminated without cause or Constructively Terminated (as defined herein) the balance of this loan shall be payable and due within 12 months of such termination. Notwithstanding the foregoing, if you voluntarily terminate your employment with Synon during calendar year 1993, other than due to your being Constructively Terminated, the loan will be forgiven to the extent of (i) $40,000, if such termination is prior to April 15, 1993, or (ii) $80,000, if such termination is between April 15, 1993 and December 31, 1993. In the event you are involuntarily terminated without cause or Constructively Terminated at any time while the loan remains outstanding, the loan will be forgiven to the extent of the ratable portion described above plus an additional $40,000."

         2.      A new paragraph shall be added to Section 4 as follows:

                 "For each year in which you are required to pay to Synon interest on the loan discussed above, Synon will pay to you an additional annual bonus equal to such interest payment."

         3. Section 6 is amended in its entirety to read as follows (changes underlined):

                 "In the event that your employment with Synon is (i) involuntarily terminated during the first 36 months after commencement of employment, or (ii) involuntarily terminated or Constructively Terminated within six (6) months following a Change in Control (as defined herein), you shall be entitled to a severance payment equal to one year of your then current salary, payable in 12 equal monthly installments, plus group health, disability, life and other insurance coverage for one year (or comparable compensation therefor)."

         Except as otherwise provided herein, the terms of your employment shall continue to be governed by the terms contained in the Employment Letter,

         Please execute the enclosed copy of this letter whereupon it shall become a binding amendment to the Employment Letter. Synon and you shall undertake to promptly prepare and execute all of the documents and agreements as are reasonably necessary to carry out the intentions expressed herein. This amendment shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, personal representatives, successors and assigns, if any.

                                        Very truly yours,

                                        SYNON CORPORATION


                                        /s/ Richard Goldberg
                                        ------------------------------
                                            Richard Goldberg
                                           President and CEO

ACCEPTED AS OF THE DATE
WRITTEN ABOVE:


/s/ Paul K. Wilde
------------------------------
    Paul K. Wilde